Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS SECOND QUARTER 2019 RESULTS
PARSIPPANY, N.J., July 25, 2019 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended June 30, 2019. Highlights include:

•	Revenues increased 23% compared with second quarter 2018, to $533 million.

•	Net income was $26 million for the second quarter, a 24% increase over the prior-year quarter; adjusted net income was $82 million, a 12% increase over the prior-year quarter.

•	Diluted earnings per share were $0.27 and adjusted diluted EPS were $0.84.

•	Adjusted EBITDA increased 27% compared with the prior-year quarter, to $159 million.

•	Global RevPAR increased 5% year-over-year in constant currency, and increased 40 basis points in constant currency and excluding our 2018 acquisitions and divestitures.

•	U.S. RevPAR increased 5% year-over-year, and increased 30 basis points excluding our 2018 acquisitions and divestitures.

•	System-wide rooms grew 3% year-over-year.

•	Company updates its full-year 2019 outlook.
“We continued to deliver solid results in the second quarter, highlighted by continued organic expansion of our system size and significant growth in adjusted EBITDA,” said Geoffrey A. Ballotti, chief executive officer. “We remain enthusiastic about our domestic and international growth prospects, driven by the strength of our brands and our award-winning Wyndham Rewards loyalty program.”
Revenues were $533 million, compared with $435 million in the second quarter of 2018. Results reflect $98 million of incremental revenues from La Quinta, which the Company acquired in May 2018. Excluding the impact from 2018 acquisitions and divestitures, revenues increased 1% in constant currency, primarily due to higher license, royalty and other fee revenues, partially offset by lower cost-reimbursement revenues as well as the timing of the Company’s global franchisee conference, which was in April last year but will be in September this year.
Net income was $26 million, or $0.27 per diluted share, compared to $21 million, or $0.21 per diluted share, in the second quarter of 2018. 2019 results reflect $40 million of primarily non-cash after-tax expense due to the Company’s intention to exit a legacy hotel-management arrangement that has been unprofitable for it. Prior-year results were impacted by the Company’s spin-off and the acquisition of La Quinta and therefore included substantially higher interest, separation-related and transaction-related expenses.
Adjusted net income was $82 million, or $0.84 per diluted share, compared with $73 million, or $0.73 per diluted share, in the second quarter of 2018. Second quarter earnings comparisons were impacted by the acquisition of La Quinta, higher interest expense and the timing of marketing expenses. Full reconciliations of GAAP results to our non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Second quarter adjusted EBITDA was $159 million, compared with $125 million in the second quarter of 2018. Management estimates that second quarter results reflect approximately $30 million of incremental adjusted EBITDA from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA increased 5% in constant currency primarily reflecting the growth in license, royalty and other fee revenues, partially offset by the timing of marketing expenses, which suppressed growth by $14 million, or thirteen percentage points. Consistent with the Company’s expectations, second quarter adjusted EBITDA represented 26% of the Company’s projected full-year adjusted EBITDA.
U.S. RevPAR and constant-currency global RevPAR increased a fraction of a point in second quarter 2019 compared to the prior-year period excluding our 2018 acquisitions and divestitures through their anniversary dates, as second quarter 2018 U.S. and global RevPAR benefited by approximately 150 and 80 basis points, respectively, from incremental post-hurricane demand.
As of June 30, 2019, the Company’s hotel system consisted of approximately 9,200 properties and approximately 817,000 rooms, a 3% increase compared with the second quarter of 2018. The Company’s development pipeline consisted of 1,400 hotels and approximately 188,000 rooms, a 10% year-over-year room increase. The Company also increased its pipeline sequentially by 4% compared to first quarter 2019. Approximately 55% of the Company’s development pipeline is international and 74% is new construction.
Business Segment Discussion
The following discussion of second quarter operating results focuses on revenue and adjusted EBITDA for each of the Company’s segments.
Hotel Franchising

$ millions	2019	2018	% Change
Revenue	$331	$289	15%
Adjusted EBITDA	162	129	26%
Revenues increased 15% compared to second quarter 2018, including $36 million of incremental revenues from La Quinta. Excluding the impact from 2018 acquisitions and divestitures, revenues increased 3% in constant currency due to higher license, royalty and other fees, partially offset by the timing of the Company’s global franchisee conference, which was in April last year but will be in September this year. Adjusted EBITDA grew 26% to $162 million, including an estimate of approximately $24 million of incremental adjusted EBITDA from the acquisition of La Quinta. Excluding the impact from 2018 acquisitions and divestitures, adjusted EBITDA grew 9% in constant currency reflecting the growth in revenues and the impact of reorganizing certain functions and related expenses into our Corporate segment as a result of our spin-off, partially offset by the timing of marketing expenses, which reduced adjusted EBITDA by $14 million.

Hotel Management

$ millions	2019	2018		% Change
Revenue	$201	$146		38%
Adjusted EBITDA	16	8	8	100%
Revenues increased $55 million compared to the prior-year period, reflecting $62 million of incremental revenues from La Quinta (including $55 million of cost-reimbursement revenues). Excluding the impact from the acquisition of La Quinta, revenues declined $7 million primarily due to lower cost-reimbursement revenues, which have no impact on adjusted EBITDA. Adjusted EBITDA increased $8 million compared to the prior-year quarter, reflecting an estimated $6 million of incremental adjusted EBITDA from La Quinta.
Other Items
Share Repurchases and Dividends - The Company repurchased approximately 909,000 shares of its common stock for $50 million in the second quarter. The Company also paid common stock dividends of $28 million, or $0.29 per share, in the second quarter.
Hotel Management Contract Terminations - The Company expects to exit two unprofitable hotel-management arrangements that were initiated in 2012 and 2013. In conjunction with one arrangement that covers 22 hotels and 3,600 U.S. rooms, the Company's guaranty obligations have been exhausted. The Company expects that this will result in the arrangement, including the Company’s ability to recapture out-of-pocket payments it had made to the hotels' owner, being terminated. The Company recorded a non-cash impairment expense of $45 million and a $9 million contract termination charge in the second quarter, which were primarily related to the anticipated loss of the recapture opportunity.
In order to terminate the other arrangement, which covers eight hotel properties and 2,500 U.S. rooms, the Company has signed a non-binding letter of intent to make payments representing a significant discount to its remaining potential guarantee exposure, which is currently approximately $70 million. The Company expects to record a contract termination expense in the third quarter related to these future payments.
With the termination of these two arrangements, the Company’s future maximum annual hotel-management guaranty obligations will be reduced from $26 million to $5 million.
Outlook
The Company is updating its outlook for full-year 2019 as follows:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	2% - 4%	2% - 4%
Year-over-year global RevPAR growth (a)	Approximately 1%	1% - 3%
Revenues	$2.05 - $2.08 billion	$2.11 - $2.16 billion
Adjusted EBITDA	$610 - $618 million	$605 - $620 million
Adjusted net income	$308 - $315 million	$301 - $313 million
Adjusted diluted EPS (b)	$3.16 - $3.23	$3.07 - $3.19
______________

(a)	In constant currency and excluding the Company’s 2018 acquisitions and divestitures until their anniversary dates.

(b)	Reflects first and second quarter repurchases and excludes future repurchases.

The reduction in forecasted revenue relative to the Company’s earlier outlook is almost entirely due to lower cost-reimbursement revenues, which have no impact on adjusted EBITDA. The forecast for Adjusted EBITDA reflects the substantial progress the Company has made in integrating La Quinta and favorable results at the Company’s owned hotel in Puerto Rico, as well as a modestly softer RevPAR environment than the Company had anticipated. The forecast for adjusted diluted EPS assumes an effective tax rate of 26%, one percentage point lower than previously estimated. The Company is providing an outlook for EBITDA, net income and EPS only on a non-GAAP, adjusted basis because it is unable to predict with reasonable certainty the occurrence or amount of potential adjustments that may arise in the future.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, July 25, 2019 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9174 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on July 25, 2019. A telephone replay will be available for approximately ten days beginning at noon ET on July 25, 2019 at 800 283-5758.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with approximately 9,200 hotels across more than 80 countries on six continents.  Through its network of approximately 817,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers over 77 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, the performance of financial and credit markets, the economic environment for the hospitality industry, operating risks associated with the hotel franchising and management businesses, the impact of war, terrorist activity or political strife, risks related to the acquisition and integration of La Quinta, risks related to our ability to obtain financing and the terms of such financing, risks related to the planned termination of certain hotel-management agreements (which may not be completed on the terms currently anticipated or at all), and the timing and amount of future share repurchases and dividends, as well as the risks described in Wyndham Hotels’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

# # #

Contacts Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
SUMMARY DATA SHEET
($ in millions, except per share and RevPAR data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Income Statement and Other Items

Net revenues	$533	$435	23%	$1,001	$737	36%
Income before income taxes	36	29	24%	62	85	(27%)
Net income	26	21	24%	47	61	(23%)
Earnings per share - diluted	$0.27	$0.21	29%	$0.49	$0.61	(20%)

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$159	$125	27%	$270	$217	24%
Adjusted pretax income	112	98	14%	176	172	2%
Adjusted net income	82	73	12%	133	127	5%
Adjusted earnings per share - diluted	$0.84	$0.73	15%	$1.36	$1.27	7%

Segment Results

Net Revenues
Hotel Franchising	$331	$289	15%	$600	$491	22%
Hotel Management	201	146	38%	398	246	62%
Total Reportable Segments	532	435	22%	998	737	35%
Corporate and Other	1	—	NM	3	—	NM
Total Company	$533	$435	23%	$1,001	$737	36%

Adjusted EBITDA
Hotel Franchising	$162	$129	26%	$275	$214	29%
Hotel Management	16	8	100%	31	24	29%
Total Reportable Segments	178	137	30%	306	238	29%
Corporate and Other	(19)	(12)	NM	(36)	(21)	NM
Total Company	$159	$125	27%	$270	$217	24%

Key Operating Statistics

Total Company
Number of properties	9,186	8,976	2%	9,186	8,976	2%
Number of rooms	816,600	792,300	3%	816,600	792,300	3%
RevPAR (a)	$44.06	$42.95	3%	$40.17	$38.54	4%
Average royalty rate (b)	3.83%	3.76%	7 bps	3.84%	3.69%	15 bps

United States
Number of properties	6,356	6,311	1%	6,356	6,311	1%
Number of rooms	508,300	504,300	1%	508,300	504,300	1%
RevPAR (c)	$50.98	$48.50	5%	$45.83	$42.39	8%
Average royalty rate (d)	4.49%	4.50%	(1 bp)	4.53%	4.48%	5 bps

	As of June 30, 2019
Balance Sheet Items
Cash	$107
Debt	2,131
Shareholders' equity	1,300

(a)
Amounts reflect currency exchange movements. Excluding such movements and the impact of the La Quinta acquisition and the Knights Inn divestiture until their anniversary dates, RevPAR is up 40 bps and 1% for the three and six months ended June 30, 2019, respectively.

(b)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions until their anniversary dates, average royalty rate declined 7 bps and 3 bps for the three and six months ended June 30, 2019, respectively.

(c)
Excluding the impact of the La Quinta acquisition and the Knights Inn divestiture until their anniversary dates, RevPAR is up 30 bps and 1% for the three and six months ended June 30, 2019, respectively.

(d)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions until their anniversary dates, average royalty rate declined 9 bps and 6 bps for the three and six months ended June 30, 2019, respectively.

See Table 5 for definitions and reconciliations of non-GAAP measures.
See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenues
Royalties and franchise fees	$126	$113	$228	$194
Marketing, reservation and loyalty	140	124	254	208
Hotel management	36	28	75	58
License and other fees	33	25	61	43
Cost reimbursements	160	114	315	180
Other	38	31	68	54
Net revenues	533	435	1,001	737

Expenses
Marketing, reservation and loyalty	149	124	278	208
Operating	38	47	81	87
General and administrative	31	26	65	49
Cost reimbursements	160	114	315	180
Depreciation and amortization	27	22	56	41
Impairment, net	45	—	45	—
Contract termination	9	—	9	—
Separation-related	1	35	22	46
Transaction-related, net	11	28	18	30
Total expenses	471	396	889	641

Operating income	62	39	112	96
Interest expense, net	26	10	50	11

Income before income taxes	36	29	62	85
Provision for income taxes	10	8	15	24
Net income	$26	$21	$47	$61

Earnings per share
Basic	$0.27	$0.21	$0.49	$0.61
Diluted	0.27	0.21	0.49	0.61

Weighted average shares outstanding
Basic	97.1	99.9	97.5	99.8
Diluted	97.4	100.0	97.8	99.8

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)

	Six Months Ended June 30,
	2019	2018
Net cash (used in)/provided by operating activities (a)	$(137)	$33
Net cash used in investing activities	(27)	(1,672)
Net cash (used in)/provided by financing activities	(96)	1,996
Effect of changes in exchange rates on cash and cash equivalents	1	—
Net (decrease)/increase in cash and cash equivalents	$(259)	$357

Free Cash Flow:
We define free cash flow to be net cash (used in)/provided by operating activities less property and equipment additions, which we also refer to as capital expenditures:
	Six Months Ended June 30,
	2019	2018
Net cash (used in)/provided by operating activities (a)	$(137)	$33
Less: Property and equipment additions (b)	(25)	(33)
Free cash flow (c)	$(162)	$—

(a)
Includes $188 million of payments to tax authorities during the second quarter of 2019 related to the La Quinta acquisition, as well as $45 million and $87 million of transaction-related and separation-related cash outlays in 2019 and 2018, respectively.

(b)
Includes $1 million and $13 million of capital expenditures in 2019 and 2018, respectively, at the Company’s owned hotel in Puerto Rico, all of which were reimbursed by insurance proceeds in 2018 that were not considered a component of free cash flow.

(c)
Excluding the cash outflow items above, free cash flow was $72 million and $100 million in the six months ended June 30, 2019 and 2018, respectively. This decline is primarily due to the timing of tax payments and higher interest expense, partially offset by the increase in Adjusted EBITDA.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Table 4
WYNDHAM HOTELS & RESORTS
SYSTEM SIZE

	Six Months Ended June 30,
	2019	2018
Beginning Room Count (January 1)
United States	506,100	440,100
International	303,800	288,100
Total	809,900	728,200

Additions (a)
United States	13,400	97,400
International	14,400	13,700
Total	27,800	111,100

Deletions (b)
United States	(11,200)	(33,200)
International	(9,900)	(13,800)
Total	(21,100)	(47,000)

Ending Room Count (June 30)
United States	508,300	504,300
International	308,300	288,000
Total	816,600	792,300

(a)	2018 includes 88,600 La Quinta rooms (86,700 U.S. and 1,900 international) acquired in May 2018.

(b)	2018 includes 21,300 Knights Inn rooms (20,100 U.S. and 1,200 international) divested in May 2018.

Table 5
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$26	$21	$47	$61
Provision for income taxes	10	8	15	24
Depreciation and amortization	27	22	56	41
Interest expense, net	26	10	50	11
Stock-based compensation expense	4	1	7	4
Impairment, net	45	—	45	—
Contract termination costs	9	—	9	—
Separation-related expenses	1	35	22	46
Transaction-related expenses, net	11	28	18	30
Foreign currency impact of highly inflationary countries (a)	—	—	1	—
Adjusted EBITDA (b)	$159	$125	$270	$217

(a)	Relates to the foreign currency impact from hyper-inflation in Argentina.

(b)	Incremental Adjusted EBITDA from 2018 acquisitions and divestitures was $29 million and $61 million during the three and six months ended June 30, 2019, respectively.

Definitions
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related expenses (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, early extinguishment of debt costs and income taxes. Beginning with the third quarter of 2018, our calculation of adjusted EBITDA excludes the currency effects of hyper-inflationary countries. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Diluted EPS	$0.27	$0.21	$0.49	$0.61

Net income	$26	$21	$47	$61

Adjustments:
Separation-related expenses (a)	1	35	22	46
Transaction-related expenses, net (b)	11	28	18	30
Impairment, net (c)	45	—	45	—
Contract termination costs (d)	9	—	9	—
Foreign currency impact of highly inflationary countries (e)	—	—	1	—
Acquisition-related amortization expense (f)	10	6	19	11
Total adjustments before tax	76	69	114	87
Income tax provision	20	17	28	21
Total adjustments after tax	56	52	86	66
Adjusted net income	$82	$73	$133	$127
Adjustments - EPS impact	0.57	0.52	0.87	0.66
Adjusted diluted EPS	$0.84	$0.73	$1.36	$1.27

Diluted weighted average shares outstanding	97.4	100.0	97.8	99.8

(a)	Represents costs associated with our spin-off from Wyndham Worldwide.

(b)	Primarily relates to costs incurred in connection with the Company’s acquisition of La Quinta.

(c)	Represents a non-cash charge associated with the planned termination of a hotel-management arrangement.

(d)	Represents a charge associated with the planned termination of a hotel-management arrangement.

(e)	Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.

(f)	Reflected in depreciation and amortization on the income statement.

Table 6
WYNDHAM HOTELS & RESORTS
2019 OUTLOOK
As of July 25, 2019
(In millions, except per share data)

	2019 Outlook		2018 Actual
Revenues	$2,050 - 2,080		$1,868
Adjusted EBITDA	610 - 618		507
Depreciation and amortization expense (a)	70 - 74		69
Stock-based compensation expense	16 - 18		9
Interest expense, net	102 - 106		60
Adjusted pretax income	416 - 426		369
Income tax expense	108 - 111	(b)	99
Adjusted net income	$308 - 315		$270

Adjusted diluted earnings per share	$3.16 - 3.23		$2.71

Diluted shares	97.4	(c)	99.8

Year-over-Year Growth (d)
Organic global RevPAR	Approximately 1%	(e)	4%	(f)
Number of rooms	2% - 4%		11%	(g)

(a)	Excludes amortization of acquisition-related intangible assets.

(b)	Outlook assumes an effective tax rate of approximately 26%.

(c)	Excludes the impact of any share repurchases after June 30, 2019.

(d)	In constant currency. A glossary of terms is included in Table 5.

(e)	Includes a brand (La Quinta) once it has been owned for one year. Excludes Knights Inn from the 2018 base.

(f)	Excludes both La Quinta and Knights Inn.

(g)	Number of rooms increased 2% in 2018 excluding acquisitions and divestitures.